UNITED STATES
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GSI Commerce, Inc.

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The following newsletter was distributed via email to all employees of GSI Commerce, Inc. on June 14, 2011:

Chris Saridakis Shares His Thoughts on Planned Acquisition
After the eBay acquisition of GSI Commerce closes, Chris Saridakis will lead the GSI business unit. Currently, Chris is CEO of GSI’s Global Marketing Services division. He joined GSI in May 2010 from Gannett Co., Inc., a leading news and information service, where he served as senior vice president and chief digital officer and head of Gannett Marketing Services. You can read more about Chris’s background on gsicommerce.com. With this in mind, we wanted to share Chris’s viewpoints on GSI and the planned acquisition:
Q: What are GSI’s business priorities for the second half of 2011?
Chris: We need to continue to develop and deliver leading products and services in order to drive top-line growth for clients and GSI. It is as simple as that: deliver great products and services to drive top line growth for our clients and GSI.
Q: What should employees focus on until the acquisition is completed?
Chris: While there are many integration planning activities underway, both GSI and eBay are required to operate independently and actual integration will not begin until the deal is closed. Until then, it is important to understand that it is business as usual for both GSI and eBay.
Q: How will peak activities be affected by the acquisition?
Chris: The acquisition should have no impact on peak activities. I want everyone to focus on making peak activities run smoothly for our clients and their consumers, just like we always do.
Q: How will the acquisition impact the launch of v11?
Chris: It is my understanding that eBay has great confidence in the v11 technology and product direction and recognizes that the v11 program is critical to the success of GSI and central to the value GSI will deliver for eBay. John Donahoe and his leadership team expect that, if the acquisition is completed, eBay will fully support the successful delivery and deployment of v11. This starts with deploying v11 to our existing clients and then aggressively taking the v11 products to market to grow GSI and eBay’s business.
Q: What changes will clients notice after the acquisition?
Chris: By becoming part of eBay, GSI believes that it will be better positioned to support clients as they compete in this ever-changing environment. We believe that by combining GSI’s leading e-commerce and interactive marketing services with eBay’s global online marketplaces and payments platforms expertise, together with eBay’s mobile commerce leadership and focus on innovation, we will be positioning GSI to be the strategic commerce partner of choice for retailers of all sizes.
Q: What is your vision for GSI?
Chris: I believe that eBay will help us become a great company faster than we would have done on our own. I anticipate that eBay will be able to provide GSI with greater access to the resources that GSI needs to execute on our strategy and expand our reach globally.
Q: What aspects of the acquisition are you most excited about? Which aspects keep you up at night?
Chris: I’m excited to have the opportunity to take GSI to the next level and to work with eBay, which I believe will help us get there faster. I worry that employees will become distracted during the integration process. I can’t emphasize enough how important it is to focus on delivering great products and services and continuing to help our clients grow their businesses.
Q: How many acquisitions have you experienced in your career? What are some of things you’ve learned along the way?
Chris: I’ve been a part of or led more than a dozen acquisitions and similar activities during my career. I think it’s important to remain focused on the things that matter most — delivering results.
Q: What will GSI look like this time next year? In five years?
Chris: I expect that GSI will continue with its strategy of operating highly competitive, market-leading businesses. We will constantly evaluate our organization and offerings to ensure that we have the right structures in place to best serve our clients and the market. With more than 50% of its revenue coming from outside of the U.S., I believe that eBay is the perfect partner for GSI and its clients as we embark on our global expansion. eBay and GSI believe that the acquisition will enable eBay to leverage its global footprint to accelerate GSI’s international market expansion. I have every intention of making GSI a very large, highly successful global business.
Q: What will be the relationship between NRG and GSI after the close?
Chris: GSI will continue to provide technology, call center and marketing services for RueLaLa, ShopRunner and Fanatics and its clients after the acquisition, and subsequent divestiture, are completed. We expect a long and highly valuable partnership with NRG, similar to all of our important clients.
Q: What are key similarities and differences you see between GSI and eBay culture and/or approach to business?
Chris: Both companies are passionate about winning. With their complementary capabilities, I believe that GSI and eBay together will offer an unmatched suite of global commerce services. This powerful platform will drive shopping innovation and new ways for retailers and brands to engage customers and help people shop anytime, anywhere and on any device.

Integration Planning Update
In the days following the announcement of eBay’s planned acquisition of GSI, senior leaders from both companies gathered in King of Prussia, Pennsylvania to begin planning activities. The graphic represents the planning tracks. Employees from both companies co-lead each track and the workstreams within the tracks.
Communications
Both GSI and eBay are committed to keeping GSI employees up to date with the latest information before and after the closing of the acquisition. We’ll leverage this employee newsletter, along with other types of communications, to inform GSI employees of any relevant news and key pieces of information that we believe are critical to communicate as integration decisions are made. Below is the timeline of expected communications that will support integration activities. The items in blue are expected to happen before the closing of the acquisition. The items in green are expected to occur after the acquisition closes. As can be expected, the timeline is subject to change without notice, as we continue with the integration process.

Employee FAQs
Each newsletter will feature a section on the most frequently asked questions (FAQs) that are on the minds of GSI employees. Please feel free to submit any questions to ebayquestions@gsicommerce.com.
Has the expected timing of the completion of the acquisition with eBay changed?
There have been no changes at this point. GSI has announced that it expects the transaction to close as early as the end of the second quarter of 2011.
As an employee, what should I be doing to prepare for joining eBay?
For most employees, there will be very little changing on Day 1, the first day of joint operations. You should remain focused on your daily responsibilities and the clients we serve.
However, there are a number of forms that GSI employees will need to complete in advance of Day 1, including an I-9 (Employment Eligibility Verification) form and eBay-specific policy and agreement documents that an employee would typically sign when joining a new company. You will need to show identification documentation for the I-9 form, so be sure to have your chosen documents with you when you turn in your paperwork (see http://www.uscis.gov/files/form/i-9.pdf) You will receive detailed instructions and schedules regarding these requirements in the days and weeks ahead.
Where and when are King of Prussia-based NRG employees moving? What about other NRG employees?
Since GSI and NRG will be separate companies, we do expect to have some changes over time for employees who will join NRG. In the coming months, NRG employees who are currently based in King of Prussia will relocate to nearby office space in Conshohocken, Pennsylvania. Real estate decisions for other NRG locations will be evaluated on a case-by-case basis and we understand that NRG will notify affected employees as appropriate.
When will we learn more about the employee benefits that will be available to employees who become part of eBay?
We anticipate that for now, most benefits will remain the same. Over time, we will evaluate our benefits programs and align them with eBay’s benefits programs as appropriate. We will communicate more information as decisions impacting your benefits are made.
When will we learn more about GSI leadership appointments?
GSI has already announced that Chris Saridakis will be leading the GSI business unit within eBay upon the close of the transaction. We anticipate that the senior leaders reporting directly to Chris will be announced as soon as possible after GSI becomes a part of eBay.
I heard that there was a leadership meeting on May 31. What was discussed?
There was a meeting for Directors and VPs on May 31 that included an integration planning update, an overview on GSI’s role in eBay’s strategy and future, and an update on plans for NRG. Leaders will be meeting with their teams to share these updates.
If you have additional questions, please contact ebayquestions@gsicommerce.com.

A Closer Look at eBay
Founded in 1995, eBay connects a diverse and passionate community of individual buyers and sellers, as well as small businesses. In 2010, eBay Inc. posted $9.2 billion in revenue.
The company is comprised of two business units: eBay Marketplaces and PayPal.
•	eBay is the world’s largest online marketplace, with more than 95 million active users globally where practically anyone can buy and sell practically anything.

•	PayPal is the leading global online payment company — where any person or business with an e-mail address can securely, easily and quickly send and receive payments online. PayPal has nearly 98 million active registered accounts.
eBay also has ownership stakes in many companies. One such example is StubHub, a leading online marketplace for tickets. Another example is their classifieds business comprised of unique brands that span the globe. These brands include BilBasen, dba.dk, eBay Classifieds (eBay Anuncios, eBay Annunci & eBay Kleinanzeigen), Gumtree, Kijiji, Marktplaats.nl and mobile.de, which have been built both organically and through targeted acquisitions.
Today, eBay employs more than 16,000 people worldwide.
Did you know on eBay.com
•	There are 25 million sellers globally

•	There are 200 million concurrent listings, updated more than 500 times per second

•	There are millions of items bought daily across more than 50,000 categories

•	Every one minute a car is sold

•	Every two minutes a major appliance is sold

•	Every three seconds a pair of shoes is sold

•	A person paid $2.63 million for a lunch with Warren Buffett to benefit charity
Did you know that PayPal
•	Is available in 190 markets using 25 currencies

•	Has 95 million active registered accounts around the world

•	Has relationships with millions of online merchants

•	Acquired Bill Me Later in 2008 to help merchants drive incremental sales

Caution Regarding Forward Looking Statements
This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward looking statements address, among other things activities, events or developments that we expect, believe or anticipate will or may occur in the future, including our statements relating to the anticipated effects of the proposed merger with eBay and its anticipated benefits if consummated. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including the risk that our stockholders may not approve the merger and that the regulatory approvals and any other required approvals in connection with the merger may not be obtained on the proposed terms or at the times anticipated, as well as the risk factors described in Part I, Item 1A, of our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 1, 2011 and Part II, Item 1A, of our Quarterly Report on Form 10-Q filed with the SEC on May 5, 2011.
Currently unknown or unanticipated risks, or risks that emerge in the future, could cause actual results to differ materially from those described in forward-looking statements, and it is not possible for us to predict all such risks, or the extent to which this may cause actual results to differ from those contained in any forward-looking statement. Except as required by law, we assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Merger Information
This communication may be deemed to be solicitation material in respect of the proposed acquisition of GSI Commerce by eBay. In connection with the proposed acquisition, GSI Commerce filed with the SEC, and mailed to its stockholders, a definitive proxy statement on Schedule 14A on May 11, 2011. GSI Commerce and eBay also intend to file other relevant materials with the SEC. Stockholders of GSI Commerce are urged to read the definitive proxy statement and all other relevant documents filed with the SEC when they become available because they contain, or will contain, important information about the proposed transaction. This communication is not a solicitation of a proxy from any security holder of GSI Commerce.
Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, GSI Commerce stockholders may obtain free copies of the documents filed with the SEC when available by contacting GSI Commerce’s Investor Relations at 610-491-7068. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
GSI Commerce and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of GSI Commerce common stock in respect of the proposed transaction. Information regarding the directors and executive officers of GSI Commerce is available in the 2010 Annual Report on Form 10-K, filed with the SEC on March 1, 2011, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2011. Additional information regarding the interests of such potential participants is included in the definitive proxy statement filed with the SEC and will be included in other relevant documents filed with the SEC when they become available.